EXHIBIT 4.2

FORBEARANCE AGREEMENT

This Forbearance Agreement ("Agreement") dated as of December 31, 2023, is made by and among iCore Midco Inc dba iCoreConnect Inc., a Nevada corporation (the "Borrower") and Element SaaS Finance (USA), LLC, a Delaware corporation.

RECITALS

WHEREAS, Borrower, and Lender are parties to a certain Loan and Security Agreement dated as of February 28, 2022 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its provisions, the "Loan Agreement") pursuant to which Lender made a loan to Borrower in the original principal amount of $2,000,000 (the "Loan"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreement;

WHEREAS, the outstanding principal balance owed by Borrower to Lender under the Loan is $1,853,593.61 as of December 31, 2023;

WHEREAS, as security for all of the indebtedness and obligations due to Lender under the Loan Agreement (collectively, the "Obligations") the Loan Agreement grants to Lender a first-priority security interest in the collateral, as defined in the Loan Agreement (the "Collateral");

WHEREAS, Borrower is in default under the Loan Agreement;

WHEREAS, Borrower has requested Lender to forbear from exercising its rights and remedies under the Loan Agreement; and

WHEREAS, Lender is willing to forbear from exercising such rights and remedies for a limited period of time, provided that Borrower complies with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Borrower Acknowledgments. Borrower acknowledges and agrees that:

1.1 Recitals. The above recitals are true and correct.

1.2 Defaults. The following Events of Default, among others, have occurred and are continuing under the Loan Agreement (the "Existing Defaults"):

(a) Payment Defaults. Borrower has failed to make Loan payments or required since April 1, 2022 (the "Default Date"), and as of the Effective Date is in default by $124,205.06; and

(b) Deposit Account Control Agreement (the "DACA") Default. Borrower has failed to provide an executed DACA.

1.3 Loan Documents. The Loan Agreement, Guaranty, Security Agreement, and all other agreements, instruments, and other documents executed in connection with or relating to the Obligations or the Collateral (the "Loan Documents") are legal, valid, binding, and enforceable against Borrower in accordance with their terms. The terms of the Loan Documents remain unchanged[, except as modified pursuant to Section 4.

1.4 Obligations. The Obligations are not subject to any setoff, deduction, claim, counterclaim, or defenses of any kind or character whatsoever.

1.5 Collateral. Lender has valid, enforceable, and perfected first-priority security interests in and liens on the Collateral, as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

1.6 No Lending Obligation. Lender has no obligation to make loans or otherwise extend credit to Borrower under the Loan Documents, except as expressly contemplated under this Agreement.

1.7 Right to Accelerate Obligations. As a result of the Existing Defaults, Lender has the right to accelerate the maturity and demand immediate payment of the Obligations.

1.8 Default Notice. To the extent required by the Loan Agreement, has received timely and proper notice of the Existing Defaults and the opportunity to cure (if any), in accordance with Section 8.01 of the Loan Agreement or applicable law, and hereby waives any rights to receive further notice thereof. All applicable cure periods relating to the Existing Defaults have lapsed.

1.9 Default Interest Rate. By reason of the Existing Defaults, Lender has the right, as of the Default Date, to impose the default rate of interest under Section 9.01(a)(ii) of the Loan Agreement.

1.10 No Waiver of Defaults. Neither this Agreement, nor any actions taken in accordance with this Agreement or the Loan Documents shall be construed as a waiver of or consent to the Existing Defaults or any other existing or future defaults under the Loan Documents, as to which Lenders' rights shall remain reserved.

1.11 Preservation of Rights and Remedies. Upon expiration of the Forbearance Period (as defined in Section 2.1), all of Lenders' rights and remedies under the Loan Documents and at law and in equity shall be available without restriction or modification, as if the forbearance had not occurred.

1.12 Lender Conduct. Lender has fully and timely performed all of their obligations and duties in compliance with the Loan Documents and applicable law, and have acted reasonably, in good faith, and appropriately under the circumstances.

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1.13 Purpose of Forbearance. The purpose of this Agreement is to provide Borrower with a period of time to raise approximately $1.3 million of additional equity or subordinated debt financing to:

(a) make a $300,000 payment to Lender in partial payment of the Outstanding Loan Amount (the "Partial Payment") which shall be applied to the Forbearance Fee, Documentation Fee, default interest and fees, accrued interest, and principal repayment as set forth on Schedule 1.13.

(b) pay the cash component of the Featherpay acquisition of approximately $500,000; and

(c) to provide Borrower with working capital of approximately $500,000.

1.14 Request to Forbear. Borrower has requested Lenders' forbearance as provided herein, which shall inure to their direct and substantial benefit.

2. Lender Forbearance.

2.1 Forbearance Period. Subject to compliance by Borrower with the terms and conditions of this Agreement, and Lender hereby agree to forbear from exercising their rights and remedies against Borrower under the Loan Documents with respect to the Existing Defaults during the period (the "Forbearance Period") commencing on the Effective Date (as defined in Section 3) and ending on the earlier to occur of (i) July 1, 2024 and (ii) the date that any Forbearance Default (as defined in Section 9) occurs. Lenders' forbearance, as provided herein, shall immediately and automatically cease without notice or further action on the earlier to occur of (i) or (ii) (the "Termination Date"). On and from the Termination Date, Required Lender may, in their sole discretion, exercise any and all remedies available to them under the Loan Documents by reason of the occurrence of any Events of Default thereunder or the continuation of any Existing Default.

2.2 Extension of Forbearance Period. In the sole discretion of Required Lender and without obligation, after the Termination Date, they may renew or extend the Forbearance Period, or grant additional forbearance periods.

2.3 Scope of Forbearance. During the Forbearance Period, Lender will not (i) accelerate the maturity of the Obligations or initiate proceedings to collect the Obligations; (ii) initiate or join in filing any involuntary bankruptcy petition with respect to Borrower under the Bankruptcy Code, or otherwise file or participate in any insolvency, reorganization, moratorium, receivership, or other similar proceedings against Borrower under the laws of the US; or (iii) repossess or dispose of any of the Collateral, through judicial proceedings or otherwise.

3. Conditions Precedent. This Agreement shall not become effective unless and until the date (the "Effective Date") that each of the following conditions shall have been satisfied in Lenders sole discretion, unless waived in writing by Lender:

3.1 Payments to Lender. Lender receives:

(a) The Forbearance Fee;

(b) The Documentation Fee; and

(c) the Forbearance Balloon Payment.

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3.2 Delivery of Certain Documents. Borrower shall deliver or cause to be delivered the following documents, each in substance and form acceptable to Lender:

(a) a copy of this Agreement, duly executed by Borrower;

(b) an officer's certificate dated the date hereof, signed by the chief executive officer of Borrower, containing certified copies of (i) Borrower's certificate of incorporation and bylaws; (ii) resolutions duly adopted by the board of directors of Borrower as applicable, authorizing the execution and delivery of this Agreement and all documents required to be delivered in connection herewith, and all transactions contemplated herein; (iii) a statement containing the true and correct names, titles, and signatures of Borrower authorized to sign such documents and authorize such transactions;

(c) a cash flow forecast through December 31, 2024 that includes a detailed cash flow, collateral, and loan balance analysis.

(d) a detailed, weekly cash budget setting forth Borrower's projected weekly expenses through December 31, 2024 (the "Budget"), an initial version of which is attached hereto as Exhibit A. The Budget will be periodically updated, as required by Section 6.8(b);

(e) a report describing Borrower's plan for to get to operational and monthly cash flow profitability (the "Restructuring Plan"), attached hereto as Exhibit B;

(f) such additional documents, including, without limitation any liens or financing statements, duly executed by the appropriate parties, that are required to perfect and evidence Lenders' liens and priority in the Collateral and in any additional collateral granted by Borrower to secure all obligations of Borrower to Lender hereunder and under the Loan Agreement;

(g) an unaudited profit and loss, balance sheet, statements of cash flow, and business metrics for each of the 3 months in the 3 month period ended December 31, 2023 from Borrower (the "Interim Financial Statements");

(h) subordination agreements in favor of Lender, duly executed by Subordinated Lenders set forth on Schedule 3.2,and

(i) such other documents as Lender may request with respect to any matter relevant to this Agreement or the transactions contemplated hereby.

3.3 Payment of Lender Fees and Expenses:

(a) Forbearance Fee. As partial consideration for Lenders' agreement to forbear as set forth herein, Borrower shall have paid to Lender a forbearance fee in the amount of the sum of (i) $50,000, and (ii) the amount of interest and default interest and penalties that would have accrued absent this Agreement until the date Lender receives payment of the payments required by Section 1.13 above (collectively, the "Forbearance Fee").

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(b) Professional Fees and Other Expenses. As partial consideration for Lenders' agreement to forbear as set forth herein, Borrower shall have paid a documentation fee in the amount of $15,000 (the "Documentation Fee") intended to cover Lender's costs and expenses (including attorneys' fees) incurred in connection with the Existing Defaults and in preparation and negotiation of this Agreement.

4. Amendments to the Loan Documents. Upon the satisfaction of the conditions precedent set forth in Section 3, the Loan Documents are hereby amended as follows:

4.1 Interest Only During Forbearance Period. During the Forbearance Period, Borrower shall be permitted to make interest only payments.

4.2 Mandatory Prepayments Upon Additional Debt or Equity Financing.Following the Effective Date, and whether or not the Forbearance Period is in effect, and notwithstanding anything to the contrary in the Loan Documents, the proceeds of all equity or debt or equivalent (e.g., SAFE) financings by Borrower ("Borrower Financings") shall be applied as follows (all amounts shall be the aggregate gross amount of all Borrower Financings following the Effective Date, before deduction of any fees or expenses):

(a) Financings up to $500,000. No additional payments to Lender shall be required for the first $500,000 in gross proceeds from Borrower Financings; and

(b) Financings of $500,000 and over. Borrower shall make a mandatory additional prepayment to Lender equal to 10% of the gross proceeds of all Borrower Financings.

4.3 Default Interest. Following the Effective Date, Section 9.01(a)(ii) of the Loan Agreement shall be amended to provide that the additional Default Interest shall be equal to 5% per annum, or if less the maximum rate permitted under applicable law.

4.4 DACA. Following the Effective Date and notwithstanding anything in this Agreement to the contrary, Lender shall waive compliance with the Borrower's covenant to provide Lender with a DACA securing Lender's interest in Borrower's Primary Accounts, which waiver shall continue until it is withdrawn by Lender, in its sole discretion.

5. Representations and Warranties. Borrower represents and warrants as to itself that all representations and warranties relating to it contained in the Loan Documents are true and correct as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date. Borrower further represents and warrants to Lender as follows:

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5.1 Authorization. The execution, delivery, and performance of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action.

5.2 Enforceability. This Agreement constitutes a valid and legally binding Agreement enforceable against Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors' rights generally and to general principles of equity.

5.3 No Violation. The execution, delivery, and performance of this Agreement do not and will not (i) violate any law, regulation, or court order to which Borrower is subject; (ii) conflict with Borrower's organizational documents; or (iii) result in the creation or imposition of any lien, security interest, or encumbrance on any property of Borrower or any of its subsidiaries, whether now owned or hereafter acquired, other than liens in favor of Lender.

5.4 No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against or affecting Borrower or against any of their property or assets with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby.

5.5 Financial Condition. The Borrower's financial statements, as filed by Borrower with the SEC, are complete and correct and, present fairly in accordance with GAAP the financial condition of Borrower at such date and results of their operations and changes in financial position for the fiscal period then ended.

5.6 No Change. Except as previously disclosed to Lender in writing, since the date of the Loan Agreement, there has been no material adverse change in the business, operations, assets, or financial or other condition of the Borrower.

5.7 Accuracy of Information. All information provided by Borrower or any of its respective agents, is true, correct, and complete in all material respects, as of the date provided and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading.

6. Covenants. In addition, in order to induce Lender to forbear from the exercise of their rights and remedies as set forth above, Borrower hereby covenants and agrees that at all times during the Forbearance Period, unless Lender otherwise consents in writing, as follows:

6.1 Compliance with Budget. Borrower shall only make expenditures that are in accordance with the Budget. Each line item in the Budget is subject to a maximum amount for each particular week, as specified in the Budget. Borrower may not modify the Budget without Lenders written consent.

6.2 Compliance with Loan Documents. Borrower shall continue to perform and observe all covenants, terms, and conditions, and other obligations contained in all of the Loan Documents as expressly modified herein and this Agreement, except with respect to the Existing Defaults.

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6.3 [Intentionally Deleted].

6.4 Bank Accounts. Borrower shall deposit all cash, cash equivalents, checks, notes, drafts, instruments, refunds, deposits, and proceeds of Collateral in Permitted Accounts subject to a DACA in favor of Lender, except as expressly provided in Section 6.5 with respect to the proceeds from the sale of assets outside the ordinary course of business.

6.5 Sale of Assets. Borrower shall not sell, convey, transfer, assign, lease, abandon, or otherwise dispose of any of its assets, tangible or intangible (including but not limited to sale, assignment, discount, or other disposition of accounts, contract rights, chattel paper, or general intangibles with or without recourse), without Lenders prior written consent. If Lender grants its written consent, Borrower shall cause buyer or other transferee to pay all proceeds of such disposition directly to Lender for application to the Obligations.

6.6 Perfection of Lenders' Liens. Borrower shall execute and deliver to Lender such documents and take such actions as Lender deems necessary or advisable to perfect or protect the Lenders' security interests, mortgages, or liens granted by Borrower to Lender.

6.7 Weekly Financial Reports. In addition to any weekly reporting required under the Loan Documents, on or before Tuesday, 5:00 p.m. Central Time of each calendar week, Borrower shall deliver to Lender the following weekly financial reports as of the close of business for the immediately preceding calendar week, all in form, content, and detail satisfactory to Lender:

(a) an accounts receivable aging report;

(b) a cash receipts and expenditures report;

(c) an accounts payable report; and

(d) an inventory report.

6.8 Monthly Reports. In addition to any monthly reports required under the Loan Documents, within 15 days after the end of each calendar month, Borrower shall deliver to Lender the following reports as of the end of such month, all in form, content, and detail satisfactory to Lender:

(a) a balance sheet and statements of income and cash flows from the beginning of the fiscal year through the end of such month, certified by Borrower's chief financial officer;

(b) an updated Budget;

(c) an updated rolling 13-week cash flow forecast;

(d) a litigation report summarizing the status of all litigation and disputes involving Borrower; and

(e) a restructuring plan report, summarizing the progress made towards the execution of the Restructuring Plan

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6.9 Other Financial Information. Borrower each shall promptly provide to Lender such other financial information as Lender may reasonably request.

6.10 Obligations to Third Parties. Borrower shall (i) continue to pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its liabilities and obligations arising in the ordinary course of business during the Forbearance Period as contemplated by the Budget, and (ii) without duplication of (i), not default on any of its obligations to any third party.

6.11 Notice of Adverse Claims. If Borrower shall become aware that any person or entity is asserting any lien, encumbrance, security interest, or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution, or similar process or any claim of control) against any of them or any of their property (each, an "Adverse Claim"), they shall promptly notify Lender in writing thereof, and provide to Lender all documentation and other information it may request regarding such Adverse Claim.

6.12 Further Assurances. Promptly upon the request of Borrower shall take any and all actions of any kind or nature whatsoever, and execute and deliver additional documents, that relate to this Agreement and the transactions contemplated herein.

7. Release of Claims and Waiver of Defenses. In further consideration of Lender's execution of this Agreement, Borrower on behalf of itself and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents, and attorneys hereby forever, fully, unconditionally and irrevocably waives and releases Lender and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys, and agents (collectively, the "Releasees") from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from, or related to any act or omission by any Lender or any other Releasee with respect to the Loan Documents and any Collateral, other than any Lender's or any Releasee's willful acts or omissions, on or before the date of this Agreement (collectively, the "Claims"). Borrower further agrees that Borrower shall not commence, institute, or prosecute any lawsuit, action, or other proceeding, whether judicial, administrative, or otherwise, to collect or enforce any Claim.

8. Indemnification. Borrower hereby expressly acknowledges, agrees, and reaffirms their indemnification obligations to Lender and the other Indemnified Parties as set forth in Section 10.11 of the Loan Agreement. Borrower further acknowledge, agree, and reaffirm that all such indemnification obligations set forth in Section 10.11of the Loan Agreement shall survive the expiration of the Forbearance Period and the termination of this Agreement, the Loan Agreement, the other Loan Documents, and the payment in full of the Obligations. Notwithstanding the foregoing, such indemnity shall not be available to the extent that such claims, damages, losses, liabilities, or related expenses result solely from a Lender's or other Indemnified Party's gross negligence or willful misconduct.

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9. Events of Default. The occurrence of one or more of the following shall constitute a "Forbearance Default" under this Agreement:

9.1 The occurrence of the Termination Date.

9.2 Borrower shall fail to abide by or observe any term, condition, covenant, or other provision contained in this Agreement or any document related to or executed in connection with this Agreement.

9.3 A default or event of default shall occur under any Loan Document or any document related to or executed in connection with this Agreement or any of the Loan Documents (other than the Existing Defaults).

9.4 Borrower:

(a) becomes insolvent;

(b) is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due;

(c) (i) commences any case, proceeding, or other action under any existing or future requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors;

(d) has commenced against it in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed, or unbonded for 30 days; or

(e) ceases to conduct business in the ordinary course.

9.5 A tax lien, warrant, or levy is imposed on Borrower or any Collateral.

9.6 Borrower or any of its respective creditors commences a case, proceeding, or other action against Lender relating to any of the Obligations, Collateral, Loan Documents, this Agreement, or any action or omission by Lender or their agents in connection with any of the foregoing.

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9.7 Any other creditor of Borrower commences an action against Borrower seeking to collect any debt, obligation, or liability.

9.8 Any representation or warranty of Borrower made herein shall be false, misleading, or incorrect in any material respect when made.

9.9 Borrower takes an action, or any event or condition occurs or exists, which Lender reasonably believes in good faith is inconsistent in any material respect with any provision of this Agreement, or impairs, or is likely to impair, the prospect of payment or performance by Borrower of its obligations under this Agreement or any of the Loan Documents.

10. Remedies. Immediately upon the occurrence of a Forbearance Default:

10.1 The Forbearance Period shall immediately and automatically cease without notice or further action without notice to, or action by, any party.

10.2 Lender shall be entitled to exercise any or all of their rights and remedies under the Loan Documents, this Agreement, or any stipulations or other documents executed in connection with or related to this Agreement or any of the Loan Documents, or applicable law, including, without limitation, the appointment of a receiver.

10.3 Borrower shall cooperate with Lender's repossession of all personal property Collateral, which Borrower shall immediately surrender to Lender upon Lender's request, at the time and place designated by Lender.

10.4 Lender may, in their sole discretion, commence foreclosure actions with respect to the real property Collateral and replevin actions with respect to any of the other Collateral, and enforce the Foreclosure Stipulation.

10.5 Lender may set off or apply to the payment of any or all of the Obligations, any deposit balances, any or all of the Collateral or proceeds thereof, or other money now or hereafter owed Lender by Borrower.

11. Bankruptcy.

11.1 Waiver of Right to File for Bankruptcy Protection. Borrower agrees that it will not institute, or cause or encourage others to institute against Borrower any proceedings under any state insolvency law or any federal bankruptcy law.

11.2 Waiver of Automatic Stay.

(a) Waiver. In the event Borrower is the subject of any voluntary or involuntary proceeding under the Bankruptcy Code, Borrower hereby unconditionally and irrevocably agrees that Lender are immediately entitled, without notice, demand, or any other action, to relief from the automatic stay so as to allow Lender to foreclose on their Collateral and enforce their other rights and remedies under the Loan Documents, or at law and in equity under applicable state law. Borrower hereby consents to the immediate lifting, without notice, demand, or any other action, of any such automatic stay and agrees that it shall not, in any manner, contest or otherwise delay any motion filed by Lender for relief from the automatic stay. Lenders' enforcement of this stay waiver is subject to the approval of the bankruptcy court in which the case is then pending.

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(b) Acknowledgment by Borrower. Borrower expressly acknowledges and agrees that (i) it is currently in default under the Loan Agreement with no ability to cure such defaults and no defense to any of its obligations under the Loan Agreement; (ii) because of its uncured defaults under the Loan Agreement, Lender has the absolute and immediate right to pursue foreclosure and other remedies with respect to their Collateral; (iii) Lender has specifically negotiated for this stay waiver as consideration for forbearing from the exercise of certain remedies, including forgoing foreclosure and; (iv) and the amendment to the Loan described herein if it is unable to comply with, or otherwise defaults under, this Agreement, it will not have any realistic prospect of an effective reorganization of its business under Chapter 11 of the Bankruptcy Code, including the sale of its business, the sale of all or substantially all of its assets, the restructuring of its assets and liabilities, or a liquidation; (v) any bankruptcy filing or other action it takes to stay, condition, or inhibit Lender from exercising their remedies is taken in bad faith and (vi) the stay waiver contained in Section 11.2(a) is a material inducement to Lenders' willingness to enter into this Agreement, without which Lender would not have agreed to forbear from exercising its rights and remedies under the Loan Documents.

12. Miscellaneous.

12.1 Notices. Any notices with respect to this Agreement shall be given in the manner provided for in Section 10.2 of the Loan Agreement.

12.2 Integration; Modification of Agreement. This Agreement and the Loan Documents embody the entire understanding between the parties hereto and supersedes all prior agreements and understandings (whether written or oral) relating to the subject matter hereof and thereof. The terms of this Agreement may not be waived, modified, altered, or amended except by agreement in writing signed by all the parties hereto. This Agreement shall not be construed against the drafter hereof.

12.3 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.4 Full Force and Effect. The Loan Documents shall remain unchanged, in full force and effect and continue to govern and control the relationship between the parties hereto, except to the extent they are inconsistent with, superseded, or expressly modified herein. To the extent of any inconsistency, amendment, or superseding provision, this Agreement shall govern and control.

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12.5 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, provided that the Borrower's rights under this Agreement are not assignable. Lender may assign their rights and interests in this Agreement, the Loan Documents, and all documents executed in connection with or related to this Agreement or the Loan Documents, at any time without the consent of or notice to Borrower.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles thereof.

12.7 No Waiver. No failure to exercise and no delay in exercising, on the part of the Lender any right, remedy, power, or privilege hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Further, Lenders acceptance of payment on account of the Obligations or other performance by Borrower after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, any other Event of Default, or any of Lenders' rights or remedies.

12.8 Cumulative Rights. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12.9 Application of Payments. Lender may apply any and all payments it receives from Borrower, or any other party, and any proceeds of any Collateral, to such portion of the Obligations as Lender shall determine in its sole discretion.

12.10 Consent to Jurisdiction; Venue; Service of Process.

(a) Consent to Jurisdiction. Borrower hereby irrevocably and unconditionally consents to the jurisdiction of any of the United States Federal or State Courts siting in or serving San Antonio, Texas, for the purpose of bringing any litigation, actions, or proceedings in any manner relating to or arising out of this Agreement or any of the Loan Documents

(b) Waiver of Venue. Borrower hereby each waives any objection it may now or hereafter have to the laying of venue in such court and irrevocably waives, to the fullest extent permitted by applicable law, the defense of forum non conveniens to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Borrower each hereby irrevocably consents to the service of process by certified or registered mail sent to the address provided for notices in Section 12.1 and agree that nothing herein will affect the right of Lender to serve process in any other manner permitted by applicable law.

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12.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO LENDER, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

12.12 Reimbursement of Costs and Expenses. Borrower agrees to pay all costs, fees, and expenses of Lender (including attorneys' fees), expended or incurred by Lender in connection with the negotiation, preparation, administration, and enforcement of this Agreement, the Loan Documents, the Obligations, any of the Collateral and all fees, costs, and expenses incurred in connection with any bankruptcy or insolvency proceeding (including, without limitation, any adversary proceeding, contested matter, or motion brought by Lender or any other person). Without in any way limiting the foregoing, Borrower hereby reaffirms its agreement under the applicable Loan Documents to pay or reimburse Lender for certain costs and expenses incurred by Lender.

12.13 Headings. The section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.14 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER

Element SaaS Finance (USA), LLC, a Delaware corporation

By:
Name:	Ed Byrne
Title:	Manager

BORROWER

iCore Midco Inc., a Nevada corporation

By:
Name:	Robert McDermott
Title:	Chief Executive Officer

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Schedule 1.13

Partial Payment Schedule

The Lender shall apply the Partial Payment as follows:

Forbearance Fee	$50,000
Documentation Fee	$15,000
Default Interest	$12,747.85
Accrued Interest	$124,205.06
Principal Prepayment	$98,047.09

Total	$300,000

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Schedule 3.2

Subordinated Lenders

Subordinated Lender	Loan Amount
$500,000
$500,000
$350,000
$100,000
$70,000
$70,000
$250,000
$200,000
$94,685.91
$473,743
$2,000,000
$5,000
$50,000

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EXHIBIT A

BUDGET

17

EXHIBIT B

RESTRUCTURING PLAN

18